Exhibit 99.1

CONTACTS:
Mike Steele	Karen Denning
Investor Relations	Media Relations
561-438-3657	561-438-3738
Michael.Steele@officedepot.com	mediarelations@officedepot.com

Office Depot, Inc. Announces First Quarter 2014 Results

Raises 2014 Outlook for Adjusted Operating Income(1)

Raises Estimate of Annual Run-Rate Merger Synergies to More Than $675 Million, Including

Optimization of U.S. Retail Store Portfolio

Boca Raton, Fla., May 6, 2014 – Office Depot, Inc. (NYSE: ODP), a leading global provider of office products, services, and solutions formed by the merger of Office Depot and OfficeMax in November 2013, today announced results for the first quarter ended March 29, 2014.

Roland Smith, chairman and chief executive officer of Office Depot, Inc., noted, “We are pleased with our first quarter performance. After a weather-challenged start to the year, sales trends improved as the quarter progressed, and we exceeded our expectations for both cost reduction and operational execution. With our new organizational structure established and leadership team largely in place, the execution on our critical priorities is improving, and we are delivering merger integration synergies more quickly than anticipated. Accordingly, we have increased our full year 2014 outlook for adjusted operating income to be not less than $160 million from our prior outlook of not less than $140 million.”

Smith added, “One of our 2014 critical priorities is to improve our store footprint in North America to best meet customer demand, ensure we are appropriately positioned in the markets we serve, and align with our unique selling proposition which we are developing this year. The overlapping retail footprint resulting from the merger provides us with a unique opportunity to consolidate and optimize our store portfolio, while maintaining the retail presence necessary to serve our customers. Based on our preliminary analysis, we expect to close at least 400 locations in the U.S., with 150 stores slated to close in 2014. We anticipate the total store closures will generate annual run-rate synergies of at least $75 million by the end of 2016 and will begin to be accretive to earnings in 2015.”

Consolidated Results

Office Depot, Inc. results for the first quarter of 2014 include the financial results from OfficeMax, whereas reported first quarter 2013 results include only the financial results of Office Depot. Pro forma results for the first quarter of 2013, which combine Office Depot and OfficeMax operations assuming the merger closed at the beginning of fiscal 2013 and include adjustments for purchase accounting, charges and reclassifications, are included in this release to provide more meaningful year-over-year comparisons. Pro forma quarterly 2013 income statements are available on the Investor Center page of the company’s website at investor.officedepot.com.

Total reported sales for the first quarter of 2014 were $4.4 billion compared to $2.7 billion in the first quarter of 2013, and were 3% lower than combined pro forma sales of $4.5 billion in the first quarter of the prior year.

(1)	Adjusted operating income is a non-GAAP measure and is defined as operating income less charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and significant litigation accruals. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on our Investor Relations website at investor.officedepot.com. Additional information is provided in our Form 10-Q for the quarter ended March 29, 2014.

In the first quarter of 2014, Office Depot reported an operating loss of $79 million and a net loss attributable to common stockholders of $109 million, or $0.21 per share. The first quarter 2014 operating loss included special charges totaling $151 million, which were comprised of $96 million in merger-related expenses, $41 million in non-cash IT-related impairment charges, $9 million in non-cash store impairment charges, and $5 million in International restructuring and other operating expenses. The tax effect of these pretax charges was $4 million. In the first quarter of 2013, the company reported operating income of $10 million and a net loss attributable to common stockholders of $17 million, or $0.06 per share.

Adjusted operating income for the first quarter of 2014, which excludes the special items identified above, increased 33% to $72 million compared to combined pro forma adjusted operating income of $54 million in the first quarter of 2013, and adjusted net income attributable to common stockholders increased 111% to $38 million, or $0.07 cents per share, compared to combined pro forma adjusted net income of $18 million, or $0.03 cents per share, in the first quarter of 2013.

Consolidated (in millions, except per-share amounts)	1Q14	1Q13 Pro Forma	1Q13 Reported
Sales	$4,354	$4,483	$2,718
Sales growth from prior year period – as reported	60%
Sales decline from prior year combined pro forma results	(3)%
Gross profit	$1,015	$1,076	$660
Gross profit margin	23.3%	24.0%	24.3%
Operating income (loss)	$(79)		$10
Net loss attributable to common stockholders	$(109)		$(17)
Net loss per common share	$(0.21)		$(0.06)
Adjusted operating income*	$72	$54
Adjusted operating income margin*	1.7%	1.2%
Adjusted net income attributable to common stockholders*	$38	$18
Adjusted net earnings per common share*	$0.07	$0.03

*	Non-GAAP measures.

Divisional Results

North American Retail Division

North American Retail Division reported sales in the first quarter of 2014 were $1.8 billion compared to $1.1 billion in the first quarter of 2013, reflecting the inclusion of OfficeMax sales in the first quarter of 2014. On a combined pro forma basis, first quarter 2014 sales declined 5%, and same-store sales declined 3% versus last year. Same-store sales decreased primarily due to lower transaction counts partially offset by higher average order values.

North American Retail (in millions)	1Q14	1Q13 Pro Forma	1Q13 Reported
Sales	$1,811	$1,906	$1,143
Sales decline from prior year pro forma results	(5)%
Same-store sales decline from prior year combined pro forma results	(3)%
Division operating income	$37	$31	$21
Division operating income margin	2.0%	1.6%	1.9%

Division operating income was $37 million, or 2.0% of sales, in the first quarter of 2014 compared to reported division operating income of $21 million, or 1.9% of sales, in the first quarter of 2013 and combined pro forma operating income of $31 million, or 1.6% of sales, in the first quarter of 2013. The first quarter 2014 results compared to combined pro forma first quarter 2013 results reflected a decrease in selling, general, and administrative expenses including payroll, advertising, and other in-store expenses, partially offset by the negative flow-through impact of lower sales.

Office Depot ended the first quarter of 2014 with a total of 1,900 retail stores in the North American Retail Division, comprised of 1,082 Office Depot and 818 OfficeMax branded locations. During the first quarter of 2014, the company closed nine and opened two Office Depot branded stores, and closed five OfficeMax branded stores.

North American Business Solutions Division

Business Solutions Division reported sales were $1.5 billion in the first quarter of 2014 compared to $0.8 billion in the prior year period, reflecting the inclusion of OfficeMax sales in the first quarter of 2014. On a combined pro forma basis, sales declined 2%.

Business Solutions (in millions)	1Q14	1Q13 Pro Forma	1Q13 Reported
Sales	$1,540	$1,571	$816
Sales decline from prior year combined pro forma results	(2)%
Division operating income	$40	$38	$26
Division operating income margin	2.6%	2.4%	3.2%

Division operating income was $40 million, or 2.6% of sales, in the first quarter of 2014 compared to reported division operating income of $26 million, or 3.2% of sales, in the first quarter of 2013 and combined pro forma operating income of $38 million, or 2.4% of sales, in the first quarter of 2013. The increase in first quarter 2014 division operating income compared to combined pro forma first quarter 2013 was driven by lower selling, general, and administrative expenses including sales force and advertising, which was partially offset by a decrease in the gross margin rate.

International Division

International Division reported sales were $1.0 billion in the first quarter of 2014 compared to $0.8 billion in the prior year quarter, reflecting the inclusion of OfficeMax sales in the first quarter of 2014. On a combined pro forma basis, sales declined 1% in constant currency.

International (in millions)	1Q14	1Q13 Pro Forma	1Q13 Reported
Sales	$1,003	$1,006	$759
Sales decline in constant currency from prior year combined pro forma results	(1)%
Division operating income	$20	$17	$7
Division operating income margin	2.0%	1.7%	0.9%

Division operating income was $20 million, or 2.0% of sales, in the first quarter of 2014 compared to reported division operating income of $7 million, or 0.9% of sales, in the first quarter of 2013 and combined pro forma operating income of $17 million, or 1.7% of sales, in the first quarter of 2013. The increase in first quarter 2014 division operating income compared to combined pro forma first quarter 2013 was driven by lower selling, general, and administrative expenses including advertising and payroll, partially offset by the negative flow-through impact of lower sales.

Office Depot ended the first quarter of 2014 with a total of 353 stores in the International Division, including 146 company-owned stores, 92 OfficeMax stores in Mexico owned by the consolidated joint venture, and 115 stores operated by franchisees and licensees. In March 2014, the company agreed in principle to sell its interest in the Grupo OfficeMax business in Mexico to its joint venture partners for cash. The assets and liabilities of the joint venture have been classified as held for sale in the first quarter 2014 balance sheet. The transaction is expected to be completed during the second quarter of 2014.

Corporate and Other Results

Corporate and Other includes support staff services and certain other expenses that are not allocated to the three divisions. Unallocated operating costs were $25 million in the first quarter of 2014 compared to reported unallocated operating costs of $20 million in the first quarter of 2013, and combined pro forma unallocated operating costs of $32 million in the first quarter of 2013.

Other income (expense), net reported in the first quarter of 2013 included $7 million of income from the Office Depot Mexican joint venture interest that was sold in July 2013.

Balance Sheet and Cash Flow

As of March 29, 2014, Office Depot had $870 million in cash and cash equivalents and $1.1 billion available under the Amended and Restated Credit Agreement, for a total of approximately $2.0 billion in available liquidity. Total debt was $720 million, excluding $854 million of non-recourse debt related to credit-enhanced timber installment notes.

In the first quarter of 2014, the company received a distribution of 1.6 million shares of Boise Cascade Company common stock related to its equity investment in Boise Cascade Holdings. The company sold approximately 785,000 shares during the quarter, resulting in proceeds of approximately $22 million. The company expects to liquidate the remaining shares during 2014. At the end of the first quarter, the fair value of the remaining securities was $20 million.

Office Depot ended the first quarter of 2014 with a use of cash from operations of $74 million, including $80 million in merger-related cash payments. Capital expenditures were $39 million in the quarter.

U.S. Retail Store Portfolio Optimization

Office Depot announced today that it has completed the preliminary analysis of the company’s U.S. retail store portfolio, and anticipates closing at least 400 stores by the end of 2016. The company expects to close approximately 150 stores in 2014, with the majority to be closed in the fourth quarter. The total closures are expected to result in at least $75 million in annual run-rate synergies by the end of 2016 and are expected to be accretive to earnings beginning in 2015. The company continues to finalize its real estate portfolio optimization plan and is working to determine expected working capital savings and costs related to the store closures.

Outlook

For the remainder of 2014, Office Depot continues to expect that market trends will remain challenging across the company’s product lines and distribution channels, and therefore continues to anticipate total company sales in 2014 will be lower than 2013 combined pro forma sales. The expense deleverage from lower sales is expected to offset a portion of the merger synergies and operating improvements anticipated during the year. Based upon earlier than expected realization of cost synergies and improved operational execution in the first quarter, the company now expects to generate adjusted operating income of not less than $160 million in 2014 compared with its prior outlook of not less than $140 million.

Including at least $75 million in annual run-rate synergies from the optimization of the U.S. retail store portfolio, the company also raised its estimated total annual run-rate of synergies to more than $675 million by the end of 2016, compared its prior outlook of more than $600 million. Of those synergies, the company now expects to realize approximately $180 million during 2014, and end the year with an annual run-rate of approximately $360 million, not including any benefit from the retail store network optimization.

The company continues to estimate that $400 million of cash merger integration expenses will be required during the three-year period of 2014 through 2016 to substantially complete the integration, excluding costs related to optimizing the U.S. retail store portfolio, which have not yet been determined. Approximately $300 million of these cash integration expenses will be incurred in 2014. The company continues to anticipate integration capital spending of approximately $200 million to $250 million during the 2014 through 2016 period. In 2014, the company expects capital spending to be approximately $150 million, excluding up to an additional approximately $50 million in integration expenditures. Depreciation and amortization is expected to be approximately $300 million in 2014.

Conference Call Information

Office Depot will host a webcast and conference call with analysts and investors to review its first quarter 2014 financial results today at 9:00 a.m. Eastern Time. The live audio webcast of the conference call can be accessed via the Internet by visiting our Investor Relations website at investor.officedepot.com.

Non-GAAP Reconciliations and 2013 Pro Forma Information

Reconciliations of reported (GAAP) results to adjusted (non-GAAP) results are presented in this release. These reconciliations, as well as consolidated 2013 pro forma income statements for the combined legacy Office Depot and OfficeMax operations, are posted to the Investor Center page on our Investor Relations website at investor.officedepot.com.

About Office Depot, Inc.

Formed by the merger of Office Depot and OfficeMax, Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school, or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The company has combined pro forma annual sales of approximately $17 billion, employs more than 60,000 associates, and serves consumers and businesses in 58 countries with more than 2,000 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, joint ventures, franchisees, licensees and alliance partners. The company’s portfolio of leading brands includes Office Depot, OfficeMax, OfficeMax Grand & Toy, Viking, Ativa, TUL, Foray, and DiVOGA.

Office Depot, Inc.’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at news.officedepot.com.

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD-LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to, among other things, the company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the company’s control. There can be no assurances that the company will realize these expectations or that these beliefs will prove correct, and therefore investors and shareholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; the risks that the combined company will not realize the estimated accretive effects of the merger or the estimated cost savings and synergies; the businesses of Office Depot and OfficeMax may not be integrated successfully or such integration may take longer, be more difficult, time-consuming or costly to accomplish than expected; the business disruption following the merger, including adverse effects on employee retention; the combined company’s ability to maintain its long-term credit rating; unanticipated changes in the markets for the combined company’s business segments; unanticipated downturns in business relationships with customers; competitive pressures on the combined company’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The company does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended
	March 29, 2014	March 30, 2013
Sales	$4,354	$2,718
Cost of goods sold and occupancy costs	3,339	2,058

Gross profit	1,015	660
Selling, general and administrative expenses	943	626
Asset impairments	50	5
Merger, restructuring, and other operating expenses, net	101	19

Operating income (loss)	(79)	10
Other income (expense):
Interest income	6	—
Interest expense	(25)	(16)
Other income (expense), net	1	6

Income (loss) before income taxes	(97)	—
Income tax expense	11	7

Net loss	(108)	(7)
Less: Results attributable to non-controlling interests	1	—
Net loss attributable to Office Depot, Inc.	(109)	(7)

Preferred stock dividends	—	10
Net loss attributable to common stockholders	$(109)	$(17)

Net loss per share:
Basic	$(0.21)	$(0.06)
Diluted	$(0.21)	$(0.06)
Weighted average number of common shares outstanding (millions):
Basic	530	282
Diluted	530	282

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares and per share amounts)

(Unaudited)

	March 29, 2014	December 28, 2013
ASSETS
Current assets:
Cash and cash equivalents	$870	$955
Receivables, net	1,312	1,333
Inventories	1,613	1,812
Assets of consolidated joint venture held for sale	160	—
Prepaid expenses and other current assets	290	296

Total current assets	4,245	4,396
Property and equipment, net	1,161	1,309
Goodwill	388	398
Other intangible assets, net	106	113
Timber notes receivable	940	945
Deferred income taxes	36	35
Other assets	235	281

Total assets	$7,111	$7,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,284	$1,426
Accrued expenses and other current liabilities	1,335	1,463
Income taxes payable	9	4
Liabilities of consolidated joint venture held for sale	58	—
Short-term borrowings and current maturities of long-term debt	35	29

Total current liabilities	2,721	2,922
Deferred income taxes and other long-term liabilities	673	719
Pension and post-employment obligations	160	163
Long-term debt, net of current maturities	685	696
Non-recourse debt	854	859

Total liabilities	5,093	5,359

Commitments and contingencies
Noncontrolling interest in joint venture	55	54
Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock – authorized 800,000,000 shares of $.01 par value; issued shares—540,661,053 in March 2014 and 536,629,760 in December 2013	5	5
Additional paid-in capital	2,487	2,480
Accumulated other comprehensive income	273	272
Accumulated deficit	(745)	(636)
Treasury stock, at cost – 5,915,268 shares in 2014 and 2013	(58)	(58)

Total Office Depot, Inc. stockholders’ equity	1,962	2,063
Noncontrolling interests	1	1

Total equity	1,963	2,064

Total liabilities and stockholders’ equity	$7,111	$7,477

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	13 Weeks Ended
	March 29, 2014	March 30, 2013
Cash flows from operating activities:
Net loss	$(108)	$(7)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	77	49
Charges for losses on inventories and receivables	20	15
Asset impairments	50	5
Changes in working capital and other	(113)	(156)

Net cash used in operating activities	(74)	(94)

Cash flows from investing activities:
Capital expenditures	(39)	(29)
Proceeds from sale of available for sale securities	22	—
Proceeds from assets sold and other	9	—

Net cash used in investing activities	(8)	(29)

Cash flows from financing activities:
Net payments on employee share-based transactions	(3)	—
Preferred stock dividends	—	(10)
Net proceeds on long and short-term borrowings	5	17

Net cash provided by financing activities	2	7

Effect of exchange rate changes on cash and cash equivalents	—	(6)
Cash held in consolidated joint-venture held for sale	(5)	—
Net decrease in cash and cash equivalents	(85)	(122)
Cash and cash equivalents at beginning of period	955	671

Cash and cash equivalents at end of period	$870	$549

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliation

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not indicative of our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed on the Investor Center page on our Investor Relations website at investor.officedepot.com. Also, our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore many not be comparable. Such non-GAAP information should not be considered superior to the GAAP amounts. Certain portions of those reconciliations are provided in the following tables.

The company’s outlook included in this release for 2014 adjusted operating income excludes charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and significant litigation accruals. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide a reconciliation to an equivalent operating income outlook for 2014.

(In millions, except per share amounts)

Q1 2014	Reported (GAAP)	% of Sales	Charges/ Credits	Adjusted (Non-GAAP)	% of Sales
Gross profit	$1,015	23.3%	$—	$1,015	23.3%
Operating expenses	1,094	25.1%	151	943	21.7%

Operating income (loss)	$(79)	(1.8)%	$(151)	$72	1.7%
Net income (loss) attributable to common stockholders	$(109)	(2.5)%	$(147)	$38	0.9%
Earnings (loss) per share	$(0.21)		$(0.28)	$0.07

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	13 Weeks Ended
Store Counts (1)	March 29, 2014	March 30, 2013
North American Retail (NAR):
Stores opened	2	—
Stores closed	14	1
Total NAR (U.S.) stores	1,900	1,111
Total NAR square footage (in millions)	43.2	25.3
Average square footage per store (in thousands)	22.7	22.8
Business Solutions Division:
Stores opened	—	—
Stores closed	—	—
Total Business Solutions (Canada)	19	—
International Division Company-Owned:
Stores opened	2	1
Stores closed	—	—
Total International Company-Owned	146	124
International Division Joint Ventures:
Stores opened	—	1
Stores closed	1	2
Total International Joint Ventures	92	247
International Division Franchisees & Licensees:
Stores opened	—	—
Stores closed	—	—
Total International Franchisees & Licensees	115	146

(1)	March 29, 2014 counts include OfficeMax locations acquired in the fourth quarter of 2013